Exhibit 10.12

July 23, 2007

Mr. John K. Morgan

1074 Robin Lane

Atlanta, GA 30306

Dear John:

This amended and restated letter agreement (“Agreement”) sets forth the terms and conditions of your employment with Acuity Brands, Inc. (“Acuity”) and your election as President and Chief Executive Officer of Acuity Specialty Products Group, Inc. (“ASP”), effective at the close of business on July 23, 2007 (“Effective Date”) (Acuity and ASP are sometimes referred to collectively hereinafter as the “Company”). As of the Effective Date, this Agreement shall replace in its entirety the amended and restated employment letter agreement, dated August 1, 2005 (“Prior Agreement”), between you and Acuity and Acuity Brands Lighting, Inc. f/k/a Acuity Lighting Group, Inc. (“ABL”), and you will no longer be employed by ABL. However, as provided in Paragraph 4.11 below, you will continue to be subject to certain restrictive covenants with respect to the business of ABL.

In entering into this Agreement, you and the Company acknowledge that the parties contemplate a corporate restructuring of Acuity and a subsequent distribution by Acuity of the stock of ASP (or a successor to ASP’s business and operations) to the stockholders of Acuity (the “Spinoff”), but also recognize that the restructuring and Spinoff are subject to final approval of the Board of Directors of Acuity after satisfaction of certain conditions. Effective at the date of the Spinoff, the term “Company” under this Agreement (and in the Exhibits) shall refer only to ASP and shall no longer include Acuity (and references to the Board or a Committee of the Board shall refer to the Board of Directors of ASP or the appropriate Committee of ASP). Further, as provided below, in the event the restructuring and Spinoff are consummated, certain provisions of this Agreement will become effective.

After you have reviewed the terms and conditions of this letter, please sign below to signify your acceptance.

1. Title and Responsibilities. Effective as of the Effective Date, you (hereinafter “Executive”) will serve as President and Chief Executive Officer of ASP and an Executive Vice President of Acuity and will report to the Chief Executive Officer of Acuity. Executive shall have such duties, responsibilities, and authority as are commensurate with such positions, as established by corporate law or Acuity’s governance documents or delegated to him from time to time by the Chief Executive Officer and the Board of Directors of Acuity (“Board”). Executive accepts the duties described above and agrees to render his services for the term of this Agreement. At the date of the Spinoff, Executive will serve as the Chairman, President and

Chief Executive Officer of ASP, and Executive will cease to be an Executive Vice President of Acuity or to report to the Chief Executive Officer of Acuity or the Board.

2. Term. This Agreement shall commence as of the Effective Date and continue in effect until either the Company or Executive gives notice to the other of termination (the period of this Agreement is hereinafter referred to as the “term of this Agreement”). Either the Company or Executive may terminate this Agreement for any reason and at any time with or without cause and with or without advance notice, subject to Executive’s and the Company’s rights under any severance agreement, change in control agreement or other agreement relating to Executive’s termination of employment. Notwithstanding any such rights in any such severance agreement, change in control agreement or other agreement, Executive may be terminated as an Executive Vice President of Acuity at the effective time of the Spinoff, and the other changes contemplated by this Agreement may be made, without any severance or other similar payments being due Executive as a result of such termination by Acuity. In the event the Spinoff does not occur within one (1) year after the Effective Date, Executive may exercise the “Good Reason” provision of his Severance Agreement (as described in Paragraph 4.7 below) with respect to his termination as an executive of ABL on the Effective Date, and terminate his employment with Acuity and ASP, provided, however, that the amount of the severance payments under Section 4 of the Severance Agreement shall be reduced by $1 million, the value of the Restricted Stock award under Paragraph 4.5 below.

3. Extent of Services. Executive agrees that commencing on the Effective Date and during the term of this Agreement he will devote his full working time and requisite energy and skill to the diligent performance of Executive’s duties as set forth in Paragraph 1. With the consent and the assistance of the Board, Executive may serve on the board of directors or board of trustees of other companies or institutions, provided, however, that approval of the Board shall be required as set forth in the Company’s Corporate Governance Guidelines, as they may be revised from time to time.

4. Consideration. As consideration for the services performed by Executive pursuant to this Agreement and the restrictive covenants set forth or referenced in Paragraph 5, the Company will compensate Executive during the term of this Agreement as follows:

4.1 Base Salary. Commencing on the Effective Date, Executive will be entitled to an annual base salary of $500,000, subject to periodic review and change by the Compensation Committee of the Board. Executive’s base salary will be payable in accordance with the Company’s regular payroll practices for executives as in effect from time to time.

4.2 Benefits. Executive will be entitled to participate in all employee benefit plans and perquisites of the Company in effect from time to time (including health, life, disability, dental, and retirement plans) in which executive officers of the Company are entitled to participate

4.3 Annual Incentive. Executive will be eligible for an annual incentive payment in accordance with the Management Compensation and Incentive Plan (the “Incentive Plan”) and the Plan Rules thereunder in effect for each year. Pursuant to those Plan Rules: (a) for the fiscal year ending August 31, 2007, the amount of Executive’s incentive payment will be determined by ABL’s overall financial performance and Executive’s individual performance (which is projected to be approximately 100%), with the target bonus of 65% of base salary, in accordance with the Plan Rules previously adopted by the Board for such year, (b) for the fiscal year ending August 31, 2008, the amount of Executive’s incentive payment will be determined by ASP’s overall financial performance and Executive’s individual performance, and Executive’s target bonus will be 65% of base salary (85% of base salary in the event the Spinoff occurs during such fiscal year). Executive’s target bonus for future years will be determined by the Board (or in the event of the Spinoff, the Board of Directors of ASP). The Incentive Plan and the Plan Rules thereunder may be modified at any time in the Company’s sole discretion, subject to any applicable shareholder approval requirements.

4.4 Long-Term Incentive Plan. As of the Effective Date, Executive shall be eligible for annual equity awards under Acuity’s Long-Term Incentive Plan (“Acuity LTIP”). For the fiscal year ending August 31, 2007, the amount of Executive’s long-term incentive award will be determined by the Compensation Committee based on ABL’s overall financial performance and Executive’s individual performance, with the target long-term incentive plan award approximately equal 120% of Base Salary (based upon current expectations of ABL’s performance and Executive’s individual performance, Acuity projects this award to have a value of not less than $1 million). In the event of the Spinoff, Executive shall be eligible for annual equity awards under ASP’s Long-Term Incentive Plan (“ASP LTIP”) in an amount approximately equal to 175% of Base Salary, at target. The awards under the Acuity LTIP and the ASP LTIP may be made in the form of any of the equity awards provided for under such Plans.

4.5 Restricted Stock Award. As of the Effective Date, Acuity has granted Executive an award of 15,810 shares of Acuity Common Stock as a Restricted Stock Award under the Acuity LTIP [the number of shares of Restricted Stock to be awarded shall have an award value of not less than $1 million], which will vest in equal installments annually over 3 years commencing one year from the grant date, such that the shares of Restricted Stock will be fully vested upon the third anniversary of the date of grant. In the event of the Spinoff, (i) 25% of the shares of Restricted Stock that would become vested on the first anniversary of the grant date shall become immediately vested, and (ii) Acuity shall cause Executive to receive a distribution of shares of ASP (which shall remain subject to the same restrictions) with respect to the unvested shares of Restricted Stock (in accordance with applicable tax, accounting and other rules). In the event the Spinoff does not occur within one (1) year of the Effective Date, and Executive exercises the “Good Reason” provision of his Severance Agreement, as provided in Section 2 of this Agreement, the Restricted Stock granted pursuant to this Paragraph 4.5 shall fully vest upon the effective date of Executive’s termination of employment for “Good Reason”.

This grant is subject to the additional terms and conditions set forth in the Restrictive Covenants Agreement described in Section 4.11 below.

4.6 Stock Options. In the event of the Spinoff, (i) Acuity shall cause all vested stock options for Acuity Common Stock held by Executive at the date of the Spinoff to be converted to the number of post-Spinoff stock options in Acuity having an aggregate inherent value (spread) equal to such value at the time of the Spinoff and shall treat Executive’s employment with ASP as continuing employment with Acuity for purposes of exercising such options, and (ii) Acuity shall cause all unvested stock options held by Executive to be converted into the number of post-Spinoff stock options for ASP Common Stock having an aggregate inherent value (spread) equal to such value at the time of the Spinoff. The conversions provided for in this paragraph shall be made in accordance with applicable tax, accounting and other rules.

4.7 Severance Agreement. Executive’s Severance Agreement with Acuity, dated as of August 1, 2005 and amended as of April 21, 2006 (“Severance Agreement”), will continue in effect and will be amended effective as of the date of this Agreement to reflect Executive’s new title and responsibilities under this Agreement. Executive, Acuity and ASP will enter into an amendment to the Severance Agreement (or an amended and restated Severance Agreement) in substantially the form attached hereto to reflect the changes required by this Agreement.

4.8 Change in Control Agreement. Executive will continue to be covered by the Change in Control Agreement, dated as of April 21, 2006 (“CIC Agreement”) , with Acuity, which shall be amended effective as of the date of this Agreement to reflect the changes in this Agreement and which shall be substantially in the form of an amendment to the Change in Control Agreement (or an amended and restated Change in Control Agreement) attached hereto (the “CIC Amendment”). Executive and Acuity acknowledge that the CIC Amendment excludes from the definition of Change in Control (CIC) any voluntarily negotiated transaction (a “Noncovered CIC Transaction”) which would otherwise constitute a CIC under the CIC Agreement involving a company identified as a Direct ABL Competitor in the ABL Restrictive Covenants Agreement described in Paragraph 4.11 below, provided that the stockholders of Acuity receive or retain all stock or substantially all stock in such transaction and do not receive primarily cash as consideration in the transaction.

4.9 Supplemental Retirement Benefits. Executive will continue to be covered by the Acuity Brands, Inc. 2002 Supplemental Executive Retirement Plan (“SERP”) and the Acuity Brands, Inc. Supplemental Deferred Savings Plans (“SDSP”). Executive agrees that if he is entitled to a payment based upon the crediting of additional service under the SERP pursuant to Section 3.1(d) of the CIC Agreement (as amended by the CIC Amendment) and such service is also separately credited under the SERP, his retirement benefit under the SERP shall be reduced in an equitable manner to reflect the payment under Section 3.1(d) of the CIC Agreement. In the event of the Spinoff, Executive shall no longer accrue benefits under the SERP as of the date thereof and Acuity shall cause

ASP to adopt an executive retirement plan covering Executive which provides, during the period of Executive’s employment after the Spinoff, for crediting of a benefit of actuarial equivalent value to the additional benefit that Executive would have earned under the SERP had he remained employed by Acuity and been covered under the SERP.

4.10 Current Restricted Stock Agreements. Executive agrees to enter into amendments effective as of the date of this Agreement to his current Restricted Stock Agreements for shares of Acuity Common Stock providing that a Noncovered CIC Transaction (as described in Paragraph 4.8 above) shall not constitute a Change in Control under such Agreements and that, as a result, no acceleration of the vesting of unvested shares of Restricted Stock shall occur.

4.11 ABL Restrictive Covenants Agreement. In consideration of the compensation and benefits provided to Executive pursuant to the Prior Agreement, the grant of Restricted Stock pursuant to Paragraph 4.5 and other good and valuable consideration, Executive agrees to execute and deliver to Acuity and ABL, the Confidentiality and Restrictive Covenants Agreement (“Restrictive Covenants Agreement”) attached hereto. Executive and Acuity acknowledge that because of Executive’s senior executive status with ABL, knowledge of its customers, manufacturing operations and processes and special knowledge of its business, the restrictions in the Restrictive Covenants Agreement are reasonable.

4.12 Director and Officer Insurance. During the term of this Agreement and for a period of (i) three (3) years after Executive’s termination of employment from Acuity at the time of the Spinoff with respect to his services for Acuity, and (ii) three (3) years after Executive’s termination of employment from ASP with respect to his services for ASP, Executive shall be entitled to director and officer liability insurance coverage for his acts and omissions while an officer or director of Acuity and ASP (whichever is applicable) on a basis no less favorable to Executive than the coverage provided to then current officers and directors. For at least a period of three (3) years after the Effective Date, Executive shall also be entitled to director and officer liability insurance coverage for his acts and omissions while an officer or director of ABL on a basis no less favorable to Executive than the coverage then provided to current officers and directors.

4.13 Legal Expenses. Acuity shall promptly pay the reasonable legal fees and expenses incurred by Executive in connection with the negotiation and execution of this Agreement, the Restricted Stock Agreement, the Restrictive Covenants Agreement, and the amendments to the Severance Agreement and the CIC Agreement.

4.14 Supplemental Payment. If, during the period commencing on the Effective Date and ending on the earlier of the date of the Spinoff or August 24, 2008, Acuity elects as its President an individual other than Vernon J. Nagel or Executive (the date of such election is hereinafter referred to as the “Election Date”), Executive shall be entitled to receive a lump sum payment of $500,000 (subject to all applicable withholding taxes), on the date six (6) months after the Election Date (such date is hereinafter referred to as the “Retention Date”), provided that Executive must remain employed by Acuity or ASP until the Retention Date to receive the payment under this Paragraph 4.14. The payment under this Paragraph 4.14 shall be made within five (5) days after the Retention Date. This paragraph shall not apply and no payment shall be due Executive if the election of a person other than Vernon Nagel or the Executive is directly related to a Noncovered CIC Transaction as provided in Paragraph 4.8.

If the Executive is eligible for the payment under the preceding paragraph, but his employment is terminated under circumstances that entitle him to benefits under Section 3.1(b) of the CIC Agreement (as amended) or Section 4 of the Severance Agreement (as amended), less than six months after the Election Date, the Executive shall be entitled to receive the compensation and benefits provided pursuant to Section 3.1(b) of the CIC Agreement or Section 4 of the Severance Agreement and not the payment under the preceding paragraph.

4.15 Founder’s Equity Award. Within thirty (30) days following the date of the Spinoff, ASP will make a Founder’s equity award (“Founder’s Award”) to Executive under the ASP LTIP. This Founder’s Award will be one-half in shares of Restricted Stock of ASP and one-half in either stock options or stock-settled stock appreciation rights for shares of common stock of ASP (the exercise price of the awards will be the fair market value of the common stock of ASP on the date of grant). The Restricted Stock portion of the Founder’s Award will vest in equal installments annually over 4 years commencing one year from the date of grant and the options or stock-settled stock appreciation rights portion of the Founder’s Award will vest in equal annual installment over 4 years commencing one year from the date of grant. The Founder’s Award will have an award value of not less than $1.5 million. This grant will be subject to the additional terms and conditions set forth in a separate agreement.

4.16 Section 409A.

(a) The Company shall have the authority to delay for six months after Executive’s termination of employment the date of payment or commencement of payment of any amounts under this Agreement to Executive to the extent such delay is mandated by the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and in such event, the payments that would otherwise have been made during such six-month period shall be made during the seventh month after Executive’s termination of employment.

(b) The Company hereby agrees to indemnify and hold Executive harmless for any additional income taxes, penalties and/or interest assessed against Executive pursuant to Section 409A of the Code, because of any actions taken, or failure to take any action, by the Company that results in a failure to comply with Code Section 409A, with regard to any payment or distribution made or to be made under this Agreement or the plans and benefits provided in accordance with or referenced in, this Agreement. The Company agrees to pay Executive an additional payment for any such additional income taxes, penalties and/or interest that may be assessed under Code Section 409A (but not the regular income taxes payable by Executive as a result of receiving payments under this Agreement or the plans), such that after payment by Executive of the additional income taxes, penalties and/or interest assessed under Code Section 409A, Executive will be in the economic position he would have been in if such payment or distribution had not been determined to be noncompliant with Code Section 409A.

5. Confidentiality, Non-Solicitation and Non-Competition. In consideration of the compensation and benefits provided pursuant to this Agreement, Executive agrees that during the term of his employment by the Company and for the Restricted Period set forth in the Exhibits following his termination of employment with the Company, Executive shall comply with the non-competition, non-solicitation, non-recruitment and non-disclosure restrictions attached hereto as Exhibits A, B, and C, respectively (the “Restrictive Covenants”), provided, that if Executive is terminated by the Company without Cause or Executive terminates his employment for Good Reason under circumstances that entitle Executive to receive compensation and benefits under the Severance Agreement, as modified by this Agreement in accordance with Paragraph 4.7, the restrictive covenants in Section 5.1 of the Severance Agreement shall apply to Executive after termination of employment for the periods stated in the Severance Agreement and not the Restrictive Covenants as defined in this Paragraph 5.

The Company and Executive recognize that Executive may experience periodic material changes in his job title and/or to the duties, responsibilities or services that he is called upon to perform on behalf of Acuity and ASP. If Executive experiences such a material change, the parties shall, as soon as is practicable, enter into a signed, written addendum to Exhibit A hereto reflecting such material change. Moreover, in the event of any material change in corporate organization (including, without limitation, spin-offs, split-offs, or public offerings of subsidiaries’ stock) on the part of the Direct Competitors set forth in Exhibit A hereto, the parties agree to amend Exhibit A, as necessary, at the Company’s request, in order to reflect such change. Upon execution, each such written modification to Exhibit A shall represent an enforceable amendment to this Agreement and shall augment and supplant the definitions of the terms Executive Services or Direct Competitor set forth in Exhibit A hereto.

6. Assignability. This Agreement is binding on Acuity and ASP and any successors of Acuity and ASP. Acuity and ASP may assign this Agreement and their rights under this Agreement in whole or in part to any corporation or other entity with or into which Acuity or ASP may merge or consolidate or to which Acuity or ASP may transfer all or substantially all of its respective assets. Acuity and ASP will require any successor by merger or consolidation or transferee of all or substantially all of its assets, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Acuity and ASP would be required to perform it if no such succession had taken place. In the event of the Spinoff, this Agreement shall be assigned to ASP or its successor which will expressly assume and agree to continue to perform this Agreement in accordance with its terms and conditions.

7. Amendment, Waiver. No provisions of this Agreement may be modified, waived or discharged unless the waiver, modification or discharge is agreed to in writing signed by Executive and such officer or officers as may be specifically designated by the Board to sign on their behalf. No waiver by any party at any time of any breach by any other party of, or compliance with, any condition or provision of this Agreement will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

8. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the United States where applicable and otherwise the substantive laws of the State of Georgia.

9. Construction of Agreement. It is the intent of the parties that if any covenant or other provision hereof is determined to be unenforceable in any part, that portion of the Agreement will be severed or modified by the Court so as to permit enforcement of the Agreement to the extent reasonable. It is agreed by the parties that the obligations set forth herein will be considered to be independent of any other obligations between the parties, and the existence of any other claim or defense will not affect the enforceability of this Agreement. Except as otherwise expressly provided herein, all of the consideration to be provided to Executive hereunder shall be paid or otherwise provided on and in accordance with and subject to Acuity’s and ASP’s standard policies, practices, terms and conditions applicable from time to time under Acuity’s plans, programs, agreements and arrangements relating to compensation and benefits of the type agreed to be provided, including without limitation the terms and conditions of Acuity’s standard forms of stock option, restricted stock or other applicable executive compensation agreements. Without limiting the foregoing, any and all benefit plans or other plans, programs, agreements and arrangements may be modified, amended, replaced or terminated at Acuity’s sole discretion unless otherwise expressly provided therein or herein.

Sincerely, ACUITY BRANDS, INC.

By:	/s/ Vernon J. Nagel
Vernon J. Nagel, Chairman, Chairman, President, and Chief Executive Officer

I, John K. Morgan, have thoroughly read the terms and conditions contained in this letter pertaining to my employment by Acuity Brands, Inc. and Acuity Specialty Products Group, Inc. I fully agree to be bound by these terms and conditions, including the Restrictive Covenants set forth by incorporation in Paragraph 5.

/s/ John K. Morgan	July 23, 2007
John K. Morgan	Date

EXHIBIT A

TO ACUITY BRANDS, INC.

AGREEMENT WITH JOHN K. MORGAN

DATED AS OF JULY 23, 2007

NON-COMPETITION AND NON-SOLICITATION COVENANT

1. DEFINITIONS

Capitalized terms contained herein shall have the same meaning as those defined terms set forth in the Agreement. In addition, the following terms used in this Exhibit “A” shall have the following meanings:

(A) “ASP’s Business” is defined as the manufacture or sale of the classes of products listed in paragraph B, below.

(B) “Direct Competitor” means the following entities: (1) Ecolab Inc.; (2) JohnsonDiversey Inc.; (3) NCH Corporation; (4) State Industrial Products Corporation; (5) Rochester Midland Corporation; (6) Amrep, Inc.; and (7) Ondeo Nalco Company, as well as any of their respective affiliates, subsidiaries and/or parent companies that are either located or transact business within the United States of America, but only to the extent each, and only with respect to the business operation which, engages in the manufacture and/or sale of one or more of the following classes of products: specialty chemical products, cleaners, degreasers, absorbents, sanitizers, deodorizers, polishes, floor finishes, sealants, lubricants, disinfectants, janitorial supplies, paint strippers, paint removers, rust strippers, soaps and detergents, bleaches, fabric softeners, liquid sweeping compounds, aerosol gasket forming compositions, non-slip adhesive film for brakes, tire and rubber mat dressings, floor waxes, asphalt and tar removers, concrete removers, vehicle drying agents, vehicle rain repellant and glass treatment, steam cleaning compositions, chemical preparations for unclogging pipes and septic tank cleaning, spill treatments, anti-seize compounds, treatment products for hazardous solvents, pesticides, pest control products and/or drain care products, preparations for killing weeds, fungicides, herbicides, rodenticides, vermicides, insect repellants, ground control chemicals, power operated industrial and commercial cleaning equipment (namely, sprayers, fog sprayers, steam cleaning machines, pressure washers, and air agitation cleaners and pumps for use in connection therewith, steam cleaners, vacuum cleaners, carpet cleaning and shampooing machines, floor cleaning and polishing machines and parts associated therewith), manually operated cleaning equipment and accessories (namely, brooms, dustpans, scrubbing brushes, mops, squeegees, dispensers for floor wax, buckets, mop wringers, sponges, scouring pads, plastic janitorial mats, wiping cloths, steel wool, chamois skins, soap and chemical dispensers, towel and sanitary napkin dispensers, cleaning gloves, pails and parts therefore, and waste receptacles).

(C) “Customers” shall mean customers of ASP that Executive (i) contacted directly or indirectly or otherwise serviced on behalf of ASP during the two-year period preceding the termination of Executive’s employment with the Company; or (ii) about whom Executive possessed Confidential Information during such two-year period.

(D) “Executive Services” means those principal duties and responsibilities that Executive performed on behalf of the Company during his employment, within twenty-four (24) months prior to the date hereof, as President and Chief Executive Officer of Acuity Specialty Products Group, Inc. (“ASP”) and Executive Vice President of Acuity Brands, Inc., in which capacity Executive: (1) served as a member of a group of Executives responsible for a multi-profit center organization, with responsibility for the profitability of two or more distinct profit centers; (2) developed, coordinated and executed efforts directed towards enhancing branding, marketing, and business development capabilities; (3) worked to develop strategic customers and key channels of distribution; (4) coordinated with departmental heads concerning material business issues; (5) analyzed operations to pinpoint opportunities and areas that may have needed to be reorganized, down-sized, or eliminated; (6) conferred with other Executives to coordinate and prioritize planning concerning material business issues; (7) studied short-term and long-range economic trends and projects, prospects for future growth in overall sales and market share, opportunities for acquisitions or expansion into new product areas; (8) served as a member of the Acuity Leadership Team, reviewing, discussing, evaluating, and participating in decisions concerning material business and management issues, cost structures, sales and growth opportunities, crisis management, strategic prospects, personnel issues, litigation matters, leadership goals, and performance targets; and (9) provided support and analysis for key leadership analysis requirements; and

(E) “Restricted Period” means a period of twelve (12) months following termination of Executive’s employment with the Company, except in the case of a termination by Acuity or ASP without Cause or by Executive for Good Reason (both as defined in the Executive’s Severance Agreement), in which event as provided in Paragraph 5 of this Agreement, the provisions of the Severance Agreement shall apply.

2. ACKNOWLEDGEMENTS

Executive acknowledges that during the period of his employment as President and Chief Executive Officer of Acuity Specialty Products Group, Inc. (ASP) and Executive Vice President of Acuity Brands, Inc., Executive has and will render executive, strategic and managerial services, including the Executive Services, to and for ASP and Acuity throughout the United States, which are special, unusual, extraordinary, and of peculiar value to ASP and Acuity. Executive further acknowledges that the services he performs on behalf of ASP and Acuity, including the Executive Services, are at a senior managerial level and are not limited in their territorial scope to any particular city, state, or region, but instead have nationwide impact throughout the United States. Executive further acknowledges and agrees that: (a) ASP and Acuity’s business is, at the very least, national in scope; (b) these restrictions are reasonable and necessary to protect the Confidential Information, business relationships, and goodwill of ASP and Acuity; and (c) should Executive engage in or threaten to engage in activities in violation of these restrictions, it would cause ASP and Acuity irreparable harm which would not be adequately and fully redressed by the payment of damages to ASP and Acuity. In addition to other remedies available to ASP and Acuity, ASP and Acuity shall accordingly be entitled to seek injunctive relief in any court of competent jurisdiction for any actual or threatened breach by Executive of the provisions of this Exhibit A. Executive further acknowledges that he will not be entitled to any compensation or benefits from Acuity or ASP or any of its affiliates in the event of a final non-appealable judgment that he materially breached his duties or obligations under this Exhibit A.

3. NON-COMPETITION

Executive agrees that while employed by the Company and for a period equal to the Restricted Period thereafter, he will not, directly (i.e., as an officer or employee) or indirectly (i.e., as an independent contractor, consultant, advisor, board member, agent, shareholder, investor, joint venturer, or partner), engage in, provide or perform any of the Executive Services on behalf of any Direct Competitor anywhere within the United States. This provision will not prohibit Executive from working for a Direct Competitor in a product area that is not competitive with ASP’s Business as defined above. Nothing in this provision shall divest Executive from the right to acquire as a passive investor (with no involvement in the operations or management of the business) up to 1% of any class of securities which is: (i) issued by any Direct Competitor, and (ii) publicly traded on a national securities exchange or over-the-counter market.

4. NON-SOLICITATION OF CUSTOMERS

During the Restricted Period, Executive will not, directly or indirectly, solicit Customers for the purpose of providing goods and services competitive with ASP’s Business.

5. SEPARABILITY

Executive acknowledges that the foregoing non-competition covenant is a separate and distinct obligation of Executive and is deemed to be separable from the remaining covenants of the Agreement and its various exhibits. If any of the provisions of the foregoing covenant should ever be deemed to exceed the time, geographic, product, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product, or other limitations permitted by applicable law. If any particular provision of the foregoing covenant is held to be invalid, the remainder of the covenant and the remaining obligations of the Agreement and its various exhibits shall not be affected thereby and shall remain in full force and effect.

EXHIBIT B

TO ACUITY BRANDS, INC.

AGREEMENT WITH JOHN K. MORGAN

DATED AS OF JULY 23, 2007

NON-RECRUITMENT COVENANT

1. DEFINITIONS

The following terms used in this Exhibit “B” shall have the following meanings:

(A) “Person” means any individual, firm, partnership, association, corporation, limited liability entity, trust, venture or other business organization, entity or enterprise;

(B) “Restricted Period” means the period set forth in Paragraph 1(E) of Exhibit A.

2. NON-RECRUITMENT COVENANT

During the Restricted Period, the Executive will not, directly or indirectly, for himself or on behalf of any other Person, solicit, induce, persuade, or encourage, or attempt to solicit, induce, persuade, or encourage, any employee of Acuity or ASP or ASP’s business to terminate such employee’s position with Acuity or ASP, whether or not such employee is a full-time or temporary employee of Acuity or ASP and whether or not such employment is pursuant to a written agreement, for a determined period or at will.

3. SEPARABILITY

The Executive acknowledges that the foregoing covenant, as well as each of those covenants set forth in the other Exhibits to the Agreement, is a separate and distinct obligation of the Executive and is deemed to be separable from the remaining covenants. If any of the provisions of any other such covenant should ever be held invalid, the foregoing covenant shall not be affected thereby and shall remain in full force and effect.

EXHIBIT C

TO ACUITY BRANDS, INC.

AGREEMENT WITH JOHN K. MORGAN

DATED AS OF JULY 23, 2007

NON-DISCLOSURE COVENANT

1. DEFINITIONS

The following terms used in this Exhibit “C” shall have the following meanings:

(A) “Trade Secrets” means Confidential Information constituting a trade secret under applicable law.

(B) “Confidential Information” means any information, without regard to form, relating to ASP’s clients, operations, finances, and business that derives economic value, actual or potential, from not being generally known to other Persons, including but not limited to technical or non-technical data, compilations (including compilations of customer information), programs, methods, devices, techniques, processes, financial data, pricing methodology, formulas, patterns, strategies, studies, business development, software systems, marketing techniques and lists of actual or potential customers (including identifying information about customers), whether or not in writing. Confidential Information includes information disclosed to ASP by third parties that ASP is obligated to maintain as confidential. Confidential Information subject to this Agreement may include information that is not a trade secret under applicable law, but information not constituting a trade secret only shall be treated as Confidential Information under this Agreement for a two-year period following Executive’s termination of employment.

(C) “Person” means any individual, firm, partnership, association, corporation, limited liability entity, trust, venture or other business organization, entity or enterprise;

(D) “Restricted Period” means the period of set forth in Paragraph 1(E) of Exhibit A.

2. NON-DISCLOSURE COVENANT

The Executive will not, directly or indirectly, for himself or on behalf of any other Person, use for the Executive’s own benefit or disclose to any other party, any Trade Secrets or Confidential Information; provided, however, that Executive may make disclosures required by a valid order or subpoena issued by a court or administrative agency of competent jurisdiction, provided, further that in the event disclosure is required by such an order or subpoena, Executive shall promptly notify the Company prior to making any such disclosure so that the Company may seek an appropriate protective order to protect its interests. The foregoing confidentiality obligations shall continue (A) with respect to all Trade Secrets, at all times so long as such Trade Secrets constitute trade secrets under applicable law, and (B) with respect to all Confidential Information, at all times during the Restricted Period.

3. SEPARABILITY

The Executive acknowledges that the foregoing covenant, as well as each of those covenants set forth in the other Exhibits to the Agreement, is a separate and distinct obligation of the Executive and is deemed to be separable from the remaining covenants. If any of the provisions of any other such covenant should ever be held invalid, the foregoing covenant shall not be affected thereby and shall remain in full force and effect.